POWER OF ATTORNEY

Each undersigned Trustee of Total Fund Solution (the “'Trust”) hereby appoints Michael J. Cyr, Aaron J. Perkovich, or Elaine E. Richards, each an officer of the Trust, each individually with power of substitution or resubstitution, his or her true and lawful attorneys-in-fact and agents (each, an ”Attorney-in-Fact”) with the power and authority to do any and all acts and things and to execute any and all instruments which said Attorney-in-Fact may deem necessary or advisable in furtherance of the business and affairs of the Trust and relating to compliance by the Trust with the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (hereafter “Acts”), and any rules, regulations or requirements of the U.S. Securities and Exchange Commission (hereafter “SEC”) in respect thereof, filing by the Trust of the Registration Statements on Form N-14 relating to the proposed reorganization of the AMG Managers CenterSquare Real Estate Fund, a series of the AMG Funds I, into the Cromwell CenterSquare Real Estate Fund, a series of the Trust, pursuant to the Acts and any amendments thereto, including applications for exemptive orders, rulings or filings of proxy materials (together “SEC filings”), signing in the name and on behalf of the undersigned as a Trustee of the Trust any and all such SEC filings, and the undersigned does hereby ratify and confirm all that said Attorneys-in-Fact shall do or cause to be done by virtue thereof.

Each undersigned Trustee hereby executes this Power of Attorney as of the 19th day of November, 2021.

Name	Title

/s/ Michael J. Weckwerth
Michael J. Weckwerth	Interested Trustee and Chairperson

/s/ Alastair Short
R. Alastair Short	Independent Trustee

/s/ Thomas F. Mann
Thomas F. Mann	Independent Trustee

/s/ Julie T. Thomas
Julie T. Thomas	Independent Trustee